CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 19, 2018, relating to the financial statements and financial highlights of Perritt Low Priced Stock Fund and Perritt MicroCap Opportunities Fund, each a series of Perritt Funds, Inc., for the year ended October 31, 2018, and to the references to our firm under the headings "Experts" and "Financial Highlights" in the Preliminary Information Statement/Prospectus.

 /s/ Cohen & Company, Ltd.

Milwaukee, Wisconsin
January 4, 2019